Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of January 25, 2008 to be effective as of November 1, 2007 (the “Effective Date”), by and between Dynamic Offshore Holding GP, LLC, a Delaware limited liability company (“Employer”), and G.M. McCarroll (“Executive”), and by Dynamic Offshore Holding, LP, a Delaware limited partnership (“Partnership”), to evidence its agreement to be bound by the terms of Section 23 hereof.

WHEREAS, it is the desire of Employer to assure itself of the services of Executive by entering into this Agreement.

WHEREAS, Executive and Employer mutually desire that Executive provide services to Employer in its operations and as a general partner of the Partnership on the terms herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

This Agreement outlines terms and conditions of employment for an existing relationship that began between Executive and Employer on the Effective Date.  The above referenced employment agreement and any oral agreements which may be asserted to exist are superseded by this Agreement simultaneously with its execution.

1.             Certain Definitions.

a.             “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

b.             “Annual Base Salary” has the meaning set forth in Section 4(a).

c.             “Annual Bonus” has the meaning set forth in Section 4(b).

d.             “Board” means the Board of Managers of Employer, as set forth in the Amended and Restated Limited Liability Company Agreement of Dynamic Offshore Holding GP, LLC.

e.             “Cause” means the occurrence or existence of any of the following events:  (i) Executive’s gross negligence or material misconduct in the performance of duties and services required of Executive pursuant to this Agreement; (ii) Executive’s having engaged in conduct that he actually knew at the time the action was taken would be materially injurious to Employer or any of its Affiliates; (iii) Executive’s material breach of this Agreement or the Partnership Agreement which has not been cured within thirty (30) days following receipt of written notice thereof; (iv) Executive’s having been convicted of, or having entered a plea bargain or settlement admitting guilt for, any felony under the laws of the United States, any state or the District of Columbia, where such felony involves moral turpitude or where, as a result of such felony, the continued

employment of Executive would have, or could reasonably be expected to have, a material adverse impact on Employer’s or any of its Affiliates’ reputations; or (v) Executive’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.  The determination as to whether or not Cause exists for termination of Executive’s employment will be made by the Board.

f.              “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to any of Sections 5(a)(ii), (iii), (iv), (v) or (vi), either the date indicated in the Notice of Termination or the date specified by Employer pursuant to Section 5(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to Section 5(a)(vii) or Section 5(a)(viii), the expiration of the then-applicable Term.

g.             “Disability” means that Executive shall be deemed unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can reasonably expect to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by physician selected by Executive, with the approval of Employer, with such approval not to be unreasonably withheld.

h.             “Good Reason” means a termination of employment by Executive within six (6) months after (i) a material breach by Employer of this Agreement; (ii) a material reduction in Executive’s rank or responsibility with Employer or the assignment of duties materially inconsistent with Executive’s position or job responsibilities as President and Chief Executive Officer of Employer in the ninety (90) days preceding the assignment, in each case which remains uncorrected for thirty (30) days following receipt of notice of such breach by Employer from Executive; (iii) a relocation, without Executive’s consent, of Executive’s principal place of employment to any location outside of a fifty (50) mile radius of the location from which Executive served Employer immediately prior to the relocation; (iv) Employer’s failure to make any material payment to Executive required to be made under the terms of this Agreement if the breach is not cured within twenty (20) days after Executive provides written notice to Employer; or (v) the effective date of any merger, consolidation or other transaction involving Employer or the Partnership, including the sale of all or substantially all of the assets or equity interests of Employer or the Partnership, if Employer fails to obtain the assumption and performance of this Agreement by any successor in interest (by merger, consolidation or otherwise) of Employer or the Partnership prior to such date.

i.              “Effective Date” has the meaning set forth in the Recitals.

j.              “Extension Term” has the meaning set forth in Section 3.

k.             “Initial Term” has the meaning set forth in Section 3.

l.              “Inventions” has the meaning set forth in Section 9.

m.            “Moreno Employment Agreement” has the meaning set forth in Section 2(b).

n.             “Notice of Termination” has the meaning set forth in Section 5(b).

o.             “Partnership” has the meaning set forth in the Preamble.

p.             “Partnership Agreement” has the meaning set forth in Section 4(c).

q.             “Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

r.              “Release” has the meaning set forth in Section 6(c).

s.             “Term” has the meaning set forth in Section 3.

t.              “Unit” has the meaning set forth in Section 4(c).

2.             Employment and Duties.

a.             Duties and Responsibilities.  Employer agrees to employ Executive, and Executive accepts such employment, in accordance with the terms and conditions of this Agreement, from the Effective Date and continuing throughout the Term of this Agreement.  Executive shall serve as President and Chief Executive Officer of Employer and shall have the duties, functions, responsibilities and authority commensurate with such offices as shall be assigned to him from time to time by the Board, subject to the terms and conditions of this Agreement.  Executive shall report to the Board.  Any obligations of Employer hereunder may be satisfied by Employer’s delegation of such obligations to one or more of its subsidiaries.

b.             Extent of Services.  Except as reasonably required by Executive’s obligations pursuant to the Employment Agreement dated as of September 1, 2007 between Executive and Moreno Group Holdings, LLC (the “Moreno Employment Agreement”), Executive shall devote his entire attention and energy to the business and affairs of Employer and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, unless Employer consents to Executive’s involvement in such business activity in writing, which consent shall not be unreasonably withheld or delayed.  Notwithstanding Executive’s obligations under the Moreno Employment Agreement, Executive shall devote a substantial amount of his time, attention and energy to the business and affairs of Employer and its Affiliates.  This restriction shall not be construed as preventing Executive from investing his assets in a form or manner that will not require Executive’s services in the operation of any of the companies in which such investments are made.  Executive may also serve on boards of directors and other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld or delayed, so long as such service does not interfere with Executive’s obligations hereunder or violate Section 7 hereof and Executive provides prompt written notice of such service to the Board.

c.             Non-Disparagement.  During his employment hereunder and following any termination of his employment with Employer, Executive agrees not to disparage in any respect, either orally or in writing, Employer, its Affiliates, any of their business, products, services, abilities or practices, or, if applicable, any of their directors, officers, agents, representatives, stockholders, employees or any of their affiliates.  Employer agrees that during Executive’s employment hereunder and thereafter, it shall cause its officers and directors to refrain from disparaging Executive, either orally or in writing.  However, nothing in this paragraph shall preclude Executive or Employer, its officers or directors from making truthful statements that are required by applicable law, regulation or legal process.

3.             Term.  Unless sooner terminated pursuant to other provisions hereof, Employer agrees to employ Executive in the position set forth in Section 2(a) for the period beginning on the Effective Date and ending on December 31, 2010, unless earlier terminated as provided in Section 5 (the “Initial Term”).  At the end of each calendar year (not including the 2007 calendar year), the Term shall be extended for one additional year into the future thereby allowing for a continuing three year term (each an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto provides written notice to the other party of non-extension of the Term no later than 30 days prior to the end of a calendar year.  In the event that either party elects to not extend the Term, a two year term will exist at that time until Executive’s Date of Termination.

4.             Compensation and Related Matters.  During the Term, Employer shall pay Executive a salary and other compensation and benefits as follows:

a.             Annual Base Salary.  Executive’s initial annual base salary shall be as set forth on Exhibit A attached hereto which shall be payable in accordance with Employer’s regular payroll procedures, subject to increase from time to time by Employer as determined by the Board (the “Annual Base Salary”).

b.             Annual Incentive Compensation.  During the Term, Executive shall be entitled to participate in any bonus program of Employer, as may be amended from time to time, for each calendar year, which is generally applicable to senior officers of Employer and its subsidiaries (the “Annual Bonus”).  Any Annual Bonus actually paid shall be based upon the achievement of certain performance goals and objectives during the applicable calendar year as determined by the Board in its discretion after consultation with Executive.  Notwithstanding the foregoing and subject to Section 6(c)(i), Executive shall not be eligible for an Annual Bonus unless Executive remains employed by Employer through January 1 of the calendar year following the applicable year with respect to which the Annual Bonus is earned.  By way of example, unless pursuant to Section 6(c)(i), Executive must remain employed through January 1, 2009 to be eligible for a bonus for the year ending December 31, 2008.

c.             Equity Participation.  Executive will be entitled to receive a grant of Class B Units of the Partnership, in an amount to be determined by the Board in good faith before the expiration of the first anniversary hereof (the “Units”), subject to the terms of the Limited Partnership Agreement of Dynamic Offshore Holding, LP, dated as of January 25, 2008 (the “Partnership Agreement”).  The Units shall be subject to time-based vesting conditions in equal annual amounts with a vesting schedule over the four year period beginning on the Effective Date (so that on the fourth anniversary of the Effective Date such Units shall be fully vested, unless otherwise earlier vested in accordance with their terms) and shall be subject to the other terms and conditions that shall be set forth in the Partnership Agreement.

d.             Vacation.  During each complete 12 month period of the Term, Executive shall be entitled to at least four weeks of paid vacation, or such greater amount in accordance with the terms of the vacation policy approved by the Board from time to time for Employer’s executives in general.

e.             Other Employee Benefits.  Executive shall be entitled to participate in all employee benefit plans, programs and arrangements extended, from time to time, to all full-time senior executives of Employer pursuant to the terms and eligibility requirements of such plans.

f.              Expense Reimbursement.  Employer will reimburse Executive for all reasonable expenses incurred in the process of executing his responsibilities under this Agreement.  Employer will reimburse Executive for all such expenses upon Executive’s presentation of receipts and an itemized accounting therefore in accordance with Employer’s expense reimbursement policy.

g.             Withholding.  Employer shall be entitled to withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.  Employer shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

h.             Key Person Insurance.  At any time during the Term, Employer shall have the right to insure the life of Executive for Employer’s sole benefit.  Employer shall have the right to determine the amount of insurance (not to exceed $5,000,000) and the type of policy.  Executive shall cooperate with Employer in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.  Executive shall incur no financial obligation with regard to such policy or by executing any required document in connection therewith, and shall have no interest in any such policy.

5.             Termination.  Executive’s employment hereunder may be terminated by Employer or Executive, as applicable, without any breach of this Agreement only under the following circumstances:

a.             Circumstances.  At any time during the Term, the following may occur:

(i)            Death.  Executive’s employment hereunder shall automatically terminate upon his death.

(ii)           Disability.  If Executive has incurred a Disability, Employer may give Executive written notice of its intention to terminate Executive’s employment due to such Disability.  In that event, Executive’s employment hereunder shall terminate effective immediately upon receipt of such notice by Executive.

(iii)          Termination for Cause.  Employer may terminate Executive’s employment for Cause.

(iv)          Termination without Cause.  Employer may terminate Executive’s employment without Cause.

(v)           Resignation for Good Reason.  Executive may resign his employment for Good Reason.

(vi)          Resignation without Good Reason.  Executive may resign his employment without Good Reason.

(vii)         Non-extension of Term by Employer.  Employer may give notice of non-extension to Executive pursuant to Section 3.

(viii)        Non-extension of Term by Executive.  Executive may give notice of non-extension to Employer pursuant to Section 3.

b.             Notice of Termination.  Any termination of Executive’s employment by Employer or by Executive under this Section 5 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by Executive, shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”) provided, however, that Employer may, in its sole discretion, change the Date of Termination to any earlier date following Employer’s receipt of the Notice of Termination (which change shall not be deemed to be a termination without Cause under Section 3(a)(iv)).  A Notice of Termination submitted by Employer may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by Employer in its sole discretion.

6.             Rights and Obligations Upon Termination.

a.             Termination for Any Reason.  Upon Executive’s termination from employment with Employer for any reason, Employer shall promptly pay Executive (or Executive’s estate) a lump sum amount equal to (i) that portion of Executive’s Annual Base Salary earned through the Date of Termination but not previously paid, (ii) any earned portion of the Annual Bonus for the completed year preceding the Date of Termination which remains unpaid as of the Date of Termination, payable at such time when the final Annual Bonus calculations are completed by the Board for such year, (iii) any expenses owed to Executive under Section 4(g), and (iv) any accrued vacation pay owed to Executive pursuant to Section 4(e).  Further, Employer shall pay Executive any accrued vested benefits under Employer’s benefit plans, programs and arrangements, which benefits shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

b.             Termination due to death, Disability, for Cause, resignation without Good Reason or upon non-extension of the Term by Employer or Executive.  If Executive’s employment hereunder shall terminate pursuant to Section 5(a)(i) due to death, Section 5(a)(ii) due to Disability, Section 5(a)(iii) for Cause by Employer, Section 5(a)(vi) for resignation without Good Reason by Executive, or pursuant to Section 5(a)(vii) or Section 5(a)(viii) due to non-extension of the Term by Employer or Executive, Executive shall not be entitled to any severance payment or benefits.

c.             Termination without Cause or resignation for Good Reason.  In addition to the benefits provided for in Section 6(a) above, upon termination of Executive’s employment hereunder without Cause by Employer pursuant to Section 5(a)(iv) or for Good Reason by Executive pursuant to Section 5(a)(v), Employer shall:

(i)            pay to Executive, in the form of a single lump sum payment payable on or prior to the date 10 days following Executive’s Date of Termination, an amount equal to $500,000;

(ii)           pay to Executive, in the form of a single lump sum payment payable on the one year anniversary of Executive’s Date of Termination, an amount equal to $500,000; and

(iii)          continue coverage for Executive and any of his eligible dependents under a group health benefit plan sponsored by Employer or one of its Affiliates, until the earlier of (A) the date Executive becomes eligible for coverage under another employee benefit plan and (B) 12 months following the Date of Termination.

In the event of resignation by Executive for Good Reason or a Termination without Cause by Employer pursuant to Sections 5(a)(v) or 5(a)(iv), as applicable, Employer shall pay the amounts described in this Subsection 6(c), subject to Executive’s compliance with Sections 7, 8 and 9.  In addition, notwithstanding any provision to the contrary in this Agreement, no payments or benefits shall be made or provided under this Section 6(c) unless (i) on or prior to the 50th day following the date of Executive’s Date of Termination, Executive executes a waiver and release of claims agreement in Employer’s customary form (the “Release”), which Release may be amended by Employer to reflect changes in applicable laws and regulations, and (ii) such Release shall not have been revoked by Executive on or prior to the 60th day following the date of Executive’s Date of Termination.

d.             No Further Severance Payments.  In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of the employment relationship shall be reduced or offset by any amounts to which Executive may otherwise be entitled under any and all severance plans (excluding any pension, retirement, and profit sharing plans of Employer that may be in effect from time to time) or policies of Employer or its subsidiaries or affiliates or any successor to all or a portion of the business or assets of Employer.

e.             Repayment of Advances.  Upon termination of employment, Executive shall repay to Employer or any of its subsidiaries or affiliates, as soon as reasonably practicable following termination, all sums due to them for any reason, including advances, accounts receivable, and loans.

f.              Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto under this Agreement, which shall have accrued prior to such expiration or termination.

g.             Deemed Resignation.  Any termination of Executive’s employment with Employer shall constitute an automatic resignation of Executive as an officer of Employer and each affiliate of Employer, and an automatic resignation of Executive from the Board (if applicable and unless otherwise agreed in writing) and from the board of directors or similar governing body of Employer and any affiliate of Employer and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Employer or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Employer’s or such affiliate’s designee or other representative.

7.             Competition.

a.             Executive shall not, at any time during the Term and during the twelve (12) month period following the Date of Termination (the “Restrictive Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business that competes with any business of Employer of its subsidiaries in which Employer, or its subsidiaries were engaged or had taken substantial steps to engage in as of the Date of Termination in the Gulf of Mexico (offshore) and the coastal transition zones of Texas, Louisiana and Mississippi; provided, however, that Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

b.             During the Restrictive Period, Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, client, subscriber or supplier of Employer to terminate its employment or arrangement with Employer, otherwise change its relationship with Employer in a manner that is adverse to Employer, or establish any relationship with

Executive or any of his affiliates for any business purpose deemed competitive with the business of Employer.

c.             In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

d.             As used in this Section 7 and in Sections 8 and 9 below, the term “Employer” shall include Employer, its parents, related entities, and any of its direct or indirect subsidiaries.

8.             Nondisclosure of Proprietary Information.

a.             Except as required in the faithful performance of Executive’s duties hereunder or as specifically set forth in this Section 8, Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Employer, including, without limitation, information with respect to Employer’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets (“Confidential Information”).  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of Employer (and any successor or assignee of Employer).

b.             Upon termination of Executive’s employment, Executive shall immediately return and deliver to Employer and shall not retain any originals or copies of any books, papers, price lists, customer contacts, bids, customer lists, files, notebooks, or any other documents or any similar material stored in electronic form containing any of the Confidential Information or otherwise relating to Executive’s performance of duties under this Agreement.  Executive further acknowledges and agrees that all such documents and data are Employer’s sole and exclusive property.

c.             Executive may respond to a lawful and valid subpoena or other legal process but shall give Employer the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to Employer and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

d.             Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena, or court order (subject to the requirements of subsection (c) above, (ii) disclosing information and documents to his attorney or tax advisor for the purpose of securing legal or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal address book and documents related to his own personal benefits, entitlements and obligations.

9.             Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to Employer’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, and for the period of time set forth in Section 7(a), including any extension thereof by Employer, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer.  Executive shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein.  Executive hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments and other documents reasonably deemed necessary by Employer to protect or perfect its rights to any Inventions.

10.           Injunctive Relief.  It is recognized and acknowledged by Executive that a breach by Executive of the covenants contained in Sections 7, 8 and 9 will cause irreparable damage to Employer and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 7, 8 and 9, in addition to any other remedy which may be available at law or in equity, Employer will be entitled to specific performance and injunctive relief.

11.           Notice.  All notices, demands and communications required, desired or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date received, if delivered personally, or on the third day after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the parties at the addresses set forth below or to such other person at such location as either party hereto may subsequently designate in a similar manner.

To Employer:

Dynamic Offshore Holding GP, LLC
1111 Bagby, Suite 5050
Houston, Texas 77002
Attention:  Board of Managers

with a copy to:

Carlyle/Riverstone Global Energy and Power Fund IV, L.P.
712 Fifth Avenue, 51st Floor
New York, NY 10019
Attn:  Leigh Ann Ryan
Facsimile:  (212) 993-0077

To Executive:

G.M. McCarroll
103 Park Laureate
Houston, Texas 77024

or at any other address as any party shall have specified by notice in writing to the other party.

12.           Choice of Law.  This Agreement shall be interpreted, construed and governed by and under the laws of the State of Texas (without regard to conflicts of laws principles thereof), and the parties unconditionally submit to the jurisdiction of the courts located in Houston, Texas in all matters relating to or arising from this Agreement.

13.           Entire Agreement.  The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (other than the Moreno Employment Agreement) (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

14.           Assignment.  Employer may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Employer, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Employer and its affiliates.  Executive may not assign his rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of Employer and Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

15.           Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Employer.  By an instrument in writing similarly executed, Executive or a duly authorized officer of Employer may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16.           No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17.           Construction.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.           Arbitration.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Houston, Harris County, Texas.  Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict:  (a) one arbitrator shall be chosen by the parties; (b) each party to the arbitration will pay its pro rate share of the expenses and fees of the arbitrator, together with other expenses approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party.  Each party shall bear its own attorneys fees and expenses.  The parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief as provided in Section 10 above.

19.           Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.           Miscellaneous,

a.             All references herein to payment or sums of money shall mean in U.S. currency only.  All references herein to calendar year, month, week or day shall mean the calendar and parts thereof as observed in the U.S.  All references herein to date and time shall mean the date and time in Houston, Texas, U.S.

b.             This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

21.           Executive Acknowledgement.  Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Employer other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

22.           Section 409A.  Additionally, in the event that following the date hereof Employer or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Internal Revenue Code, of 1986, as amended (the “Code”) Employer and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

23.           Guaranty by the Partnership.  The Partnership, which will directly benefit from the services of Executive provided pursuant hereto, hereby unconditionally guarantees all monetary obligations of Employer under this Agreement.  Any claim or demand by Executive in respect of such obligations may be made, or suit filed, against the Partnership before making any claim or demand, or filing any suit, or taking any other action against Employer.

24.           Mitigation.  Except as otherwise provided herein, upon termination of this Agreement for any reason, amounts to be paid per the express terms of this Agreement shall not be reduced whether or not Executive obtains other employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Employer”		“Executive”

Dynamic Offshore Holding GP, LLC

By:	/s/ N. John Lancaster	/s/ G.M. McCarroll
Name:	N. John Lancaster	G.M. McCarroll
Title:	Managing Director

“Partnership”

Dynamic Offshore Holding, LP

By:	Dynamic Offshore Holding GP, LLC,
its General Partner

By:	/s/ N. John Lancaster
Name:	N. John Lancaster
Title:	Managing Director

EXHIBIT A

Executive Compensation

Base Salary:  $300,000.00

A-1